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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Callaway Golf Company, (1) No. 333-43756, No. 333-52020, No. 33-85692, No. 33-50564, No. 33-56756, No. 33-67160, No. 33-73680, No. 33-98750,
No. 333-242, No. 333-5719, No. 333-5721, No. 333-24207, No. 333-27089, No.
333-39095, No. 333-61889, No. 333-84716, No. 333-84724, No. 333-95601, and No.
333-95603 on Form S-8, and (2) No. 33-77024 on Form S-3, of our reports dated March 9, 2005, relating to the consolidated financial statements and financial statement schedule of Callaway Golf Company and subsidiaries and management's report on internal control over financial reporting appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 9, 2005